UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

License Agreement with Genentech

On September 30, 2026, Alector, Inc. and Alector LLC (collectively, “Alector” or the “Company”) entered into a License Agreement (the “Genentech License Agreement”) with Genentech, Inc. (“Genentech”), pursuant to which Alector is granting Genentech exclusive worldwide rights to develop and commercialize Alector’s AL050 program, which is a brain penetrant engineered glucocerebrosidase (“GCase”) enzyme replacement therapy (the “GCase Candidates”). Under the Genentech License Agreement, Genentech will be responsible for development, regulatory, manufacturing, and commercialization of the GCase Candidates, and Alector will assign ownership of certain of its existing patents specific to the GCase Candidates to Genentech. Alector retains ownership of its Alector Brain Carrier platform and full rights to apply the platform across its wholly owned pipeline of compound and product candidates outside of GCases.

Alector will receive a $100 million upfront payment from Genentech under the Genentech License Agreement. In addition, Alector will be eligible to receive up to an additional $1.17 billion in development, regulatory, and commercial success-related milestone payments related to the GCase Candidates. Alector also will be eligible to receive tiered royalties on a specified percentage of net sales of the GCase Candidates at rates ranging from single-digit to double-digit percentages.

Alector will transfer to Genentech manufacturing responsibility to enable manufacture of the GCase Candidates for conducting development and commercialization activities. For a specified period of time during the term of the Genentech License Agreement, Alector is subject to certain restrictions related to the exploitation of certain compounds and products that contain or target GCase.

The Genentech License Agreement contains customary representations, warranties, covenants, and other terms by the parties, and will continue in effect unless terminated by either party pursuant to its terms. Either Alector or Genentech may terminate the Genentech License Agreement in its entirety for the other side’s insolvency or uncured material breach. Genentech may terminate the Genentech License Agreement for convenience upon prior written notice. Upon certain termination events, Genentech will revert certain patents and other assets related to the GCase Candidates back to Alector, including on terms to be agreed upon.

The foregoing description of the terms of the Genentech License Agreement is not complete and is qualified in its entirety by reference to the Genentech License Agreement, a copy of which Alector intends to file as an exhibit to a subsequent periodic report. Alector intends to redact certain confidential portions of the Genentech License Agreement upon filing because such confidential portions are not material and would be competitively harmful to Alector if publicly disclosed.

Option and License Agreement with Spur Therapeutics

On September 30, 2026, Alector provided notice of the exercise of its option to license certain patents from Spur Therapeutics Limited (“Spur”) pursuant to an Option and License Agreement (the “Spur Agreement”) between Alector and Spur, dated August 14, 2026. Under the Spur Agreement, Spur is granting Alector a worldwide, royalty-bearing, non-exclusive, transferable, sublicensable license under certain patents related to its engineered GCase (the “Spur Patents”) to develop, manufacture, and commercialize products for use in all fields (other than a specified excluded indication).

Alector initially paid Spur a one-time upfront payment of $500,000 for the option under the Spur Agreement. Following the exercise of the option under the Spur Agreement and receipt of the upfront payment related to the Genentech License Agreement, Alector will pay Spur $15 million under the Spur Agreement plus a percentage in the teens of any milestone and other non-royalty partnering income that Alector receives with respect to a sublicense of the Spur Patents, which includes any milestone payments to be received under the Genentech License Agreement. Alector will be required to pay Spur additional royalties calculated as a percentage of the royalties that Alector receives with respect to a sublicense of the Spur Patents, which includes any royalties to be received under the Genentech License Agreement.

The Spur Agreement contains customary representations, warranties, covenants, and other terms by the parties, and will continue in effect unless terminated by either party pursuant to its terms. Either Alector or Spur may terminate the Spur Agreement in its entirety for the other side’s insolvency or uncured material breach. Spur may terminate the Spur Agreement upon certain challenges to the Spur Patents. Alector may terminate the Spur Agreement for convenience upon prior written notice.

The foregoing description of the terms of the Spur Agreement is not complete and is qualified in its entirety by reference to the Spur Agreement, a copy of which Alector intends to file as an exhibit to a subsequent periodic report. Alector intends to redact certain confidential portions of the Spur Agreement upon filing because such confidential portions are not material and would be competitively harmful to Alector if publicly disclosed.

Item 2.02	Results of Operations and Financial Condition.

On October 5, 2026, Alector announced its preliminary estimate of cash, cash equivalents, and marketable securities as of September 30, 2026, including after giving effect to the Genentech License Agreement and Spur Agreement. Based upon preliminary estimates and information available to the Company as of the date of this Form 8-K, cash, cash equivalents, and marketable securities totaled approximately $138.7 million as of September 30, 2026, and Alector would have approximately $223.7 million of cash, cash equivalents, and marketable securities as of September 30, 2026 after giving pro forma effect to the initial payments received under the Genentech License Agreement and paid out under the Spur Agreement, which the Company believes will enable it to fund its operations into 2029.

The Company has not yet completed its quarter-end financial close processes for the quarter ended September 30, 2026. This estimate of the Company’s cash, cash equivalents, and marketable securities as of September 30, 2026 is preliminary, has not been audited, and is subject to change upon completion of its financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of the Company’s financial position as of September 30, 2026. The Company’s independent registered public accounting firm has not audited, reviewed, or performed any procedures with respect to this preliminary information and, accordingly, does not express an opinion or any other form of assurance about it.

Item 7.01	Regulation FD Disclosure.

Alector has issued a press release which is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

The disclosure referenced in Item 2.02 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 5, 2026.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALECTOR, INC.

Date:	October 5, 2026	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D. Co-founder and Chief Executive Officer